Exhibit 99.1

ATRM REPORTS SECOND QUARTER 2015

RESULTS AND OUTLOOK FOR SECOND HALF OF YEAR

St. Paul, Minn (08/13/15)—ATRM Holdings, Inc. (Nasdaq: ATRM) (“ATRM” or the “Company”) today reported financial results for its fiscal second quarter ended June 30, 2015 and its outlook for the remainder of fiscal 2015.

Highlights:

●	Negotiated $3.7 million reduction in debt and accrued interest.

●	Implemented organizational, process and contract improvements at KBS to boost commercial project performance.

●	Announced anticipated rights offering to reduce debt and strengthen balance sheet.

●	Expect increase in sales and improvement in operating results in second half of 2015.

Q2 2015 Summary:

KBS, the modular construction business acquired in April 2014, represents the Company’s continuing operations. Sales and other operating results related to the Company’s former test handler product line are included in results from discontinued operations in its consolidated statements of operations.

Net sales were $6.8 million for Q2 2015, compared to $12.4 million for the same quarter a year ago. Sales of single family homes increased to $6.3 million in Q2 2015 compared with $5.0 million in Q2 2014. Commercial sales decreased to $0.5 million in Q2 2015 compared with $7.4 million in Q2 2014. Commercial sales were significantly higher in Q2 of last year as two large projects in process at the time of the KBS acquisition were subsequently completed. In addition, due to site-preparation issues at a customer site, an order for $1.3 million in sales that was expected to be realized in Q2 2015 is now expected to be realized in the second half of 2015. All construction on this project required by KBS has been completed, but revenues will not be realized until the product is delivered. Since Q2 2014, KBS has worked to eliminate site-related work (electrical, plumbing, heating, air conditioning, etc.) it performs because of losses on past commercial projects. KBS’ new strategy is to have its customers’ general contractors assume responsibility for site-related work while KBS focuses on its core competency of building modular units. We believe this strategy change will improve profit margins and reduce risk. Site-related revenue represented approximately $3.0 million of the decrease in commercial sales for Q2 2015 compared with Q2 2014. We believe that historically, site-related expenses exceeded site-related revenues resulting in substantial historical losses for KBS on some commercial projects.

Total costs and expenses for Q2 2015 decreased substantially to $7.7 million compared with $17.8 million for the same quarter in 2014:

●	Cost of sales for Q2 2015 decreased to $6.6 million from $11.6 million in Q2 2014 due primarily to the reduction in commercial sales and site work described above.

●	Selling, general and administrative expenses for Q2 2015 decreased to $1.1 million from $1.9 million in Q2 2014, due primarily to lower legal and professional costs. Such costs were higher in Q2 2014 due to the acquisition of KBS and the divestiture of the Company’s test handler product line.

●	Amortization expense in Q2 2015 associated with intangible assets received in the KBS acquisition decreased to approximately $60,000 compared with approximately $641,000 in Q2 2014. The higher expense in 2014 primarily included the amortization of purchased backlog that shipped in the quarter.

●	Goodwill impairment charge was $0 in Q2 2015 compared with approximately $3.7 million in Q2 2014.

Loss from continuing operations for Q2 2015 improved to approximately ($0.9 million) compared with approximately ($5.4 million) in Q2 2014. The loss in Q2 2014 included a goodwill impairment charge of $3.7 million.

The Company recorded a $3.7 million gain in Q2 2015 related to settling indemnity and other claims against the seller of KBS. The gain included a $3.2 million reduction in the principal balance of a promissory note and approximately $0.5 million in forgiven interest related to the note.

Interest expense for Q2 2015 increased to $0.4 million from $0.2 million in Q2 2014.

Net income for Q2 2015 was approximately $2.4 million, or $1.95 per diluted share, compared with a net loss of approximately ($4.8 million), or ($4.43) per diluted share, in Q2 2014.

Balance Sheet as of June 30, 2015:

●	Cash and cash equivalents increased to approximately $1.1 million compared with $0.7 million at March 31, 2015.

●	The Company’s interest-bearing debt decreased approximately $3.2 million to $12.8 million at June 30, 2015, compared with $16.0 million at March 31, 2015. The decrease was primarily attributable to a reduction and restructuring of a note payable to the seller of KBS.

Management Comments:

“We had anticipated our second quarter net sales would increase over the first quarter due to weather-delayed first quarter shipments shifting to the second quarter,” said Dan Koch, ATRM’s president and chief executive officer. “In fact, sales of single family homes did increase 64% over the first quarter. However, the gain we made in sales of single family homes was largely offset by lower commercial sales. Specifically, a $1.3 million commercial project that was supposed to ship in Q2 is now expected to be delivered in the second half of 2015. As a result of this development, our second quarter sales of $6.8 million were flat with the first quarter. We expect sales in the second half of 2015 to exceed sales in the first half of 2015.”

“We are making significant progress in improving the KBS operations,” Mr. Koch continued. “The problems with several commercial projects that were under contract at the time of the acquisition have adversely impacted our gross margins, including our margins in Q2 2015, but have essentially been eradicated. We now have established standards and improved processes that we believe will help prevent similar issues in the future. We expect that our commercial projects will be significantly more profitable in the future due to the changes we have made. Also, while we have worked to improve our management of commercial projects, we have increased our sales of single family homes substantially. We believe we are positioned to achieve sales in the second half of 2015 of at least $16 million with continued improvement in gross margins and operating results.”

Jeff Eberwein, Chairman of ATRM’s board of directors, commented, “We are very pleased to have reached a settlement agreement with the seller of KBS that reduced our debt significantly. We expect to complete a rights offering of our common stock next month that will allow us to further reduce our debt and strengthen our balance sheet. While the KBS turn-around has taken longer than anticipated, we continue to believe it is a good business in a growing industry and, with its current factory capacity, KBS capable of generating approximately $40 million in annualized revenues and achieving operating margins of five to ten percent or more.”

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or purchase would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state. The offer of the shares of common stock issuable upon exercise of the rights to be distributed in the proposed rights offering will be made only by means of the prospectus forming a part of the Company’s registration statement filed with the SEC and related documents.

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (Nasdaq: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Registration Statement

The Company has filed with the SEC a Registration Statement on Form S-1 (including a preliminary prospectus) related to the rights offering, which was declared effective on August 13, 2015. A copy of the prospectus forming a part of the registration statement may be obtained, free of charge, on the SEC website at www.sec.gov, or by contacting the information agent for the rights offering, InvestorCom, Inc., toll free at (877) 972-0090. Before you invest, you should carefully read the prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the rights offering.

Contact:	Paul Askegaard
ATRM Holdings, Inc.
(651) 704-1812

ATRM Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	6,800	$12,389	$13,601	$12,389
Costs and expenses:
Cost of sales	6,620	11,586	13,502	11,586
Selling, general and administrative expenses	1,053	1,872	1,909	2,640
Amortization of intangibles	60	641	221	641
Goodwill impairment charge	-	3,705	-	3,705
Total costs and expenses	7,733	17,804	15,632	18,572

Income (loss) from continuing operations	(933)	(5,415)	(2,031)	(6,183)
Settlement gain	3,687	-	3,687	-
Interest expense	(402)	(215)	(789)	(216)
Change in fair value of contingent earn-out	-	28	-	103
Income (loss) from continuing operations before income taxes	2,352	(5,602)	867	(6,296)
Income tax benefit (expense)	(2)	290	(2)	464
Income (loss) from continuing operations	2,350	(5,312)	865	(5,832)
Income from discontinued operations, net of income taxes	-	537	-	861
Net income (loss)	$2,350	$(4,775)	$865	$(4,971)

Basic income (loss) per share:
Continuing operations	$1.98	$(4.92)	$0.73	$(5.41)
Discontinued operations	-	0.50	-	0.80
Net income (loss)	$1.98	$(4.43)	$0.73	$(4.61)

Diluted income (loss) per share:
Continuing operations	$1.95	$(4.92)	$0.72	$(5.41)
Discontinued operations	-	0.50	-	0.80
Net income (loss)	$1.95	$(4.43)	$0.72	$(4.61)

Weighted average common shares outstanding:
Basic	1,186	1,079	1,186	1,079
Diluted	1,205	1,079	1,196	1,079

ATRM Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,134	$1,996
Accounts receivable, net	3,994	2,804
Costs and estimated profit in excess of billings	1,098	1,791
Inventories	1,724	1,936
Fair value of contingent earn-out, current	610	1,200
Other current assets	74	117
Total current assets	8,634	9,844

Property and equipment, net	4,600	4,740

Fair value of contingent earn-out, noncurrent	778	1,100
Goodwill	1,733	1,733
Other intangible assets, net	1,467	1,688

Total assets	$17,212	$19,105

Liabilities and shareholders’ deficit:
Current liabilities:
Notes payable	$-	$5,500
Current portion of long-term debt	1,075	45
Trade accounts payable	4,632	5,129
Billings in excess of costs and estimated profit	674	288
Accrued taxes, other than income	306	873
Accrued interest	516	670
Other current liabilities	1,330	1,033
Total current liabilities	8,533	13,538

Long-term debt, noncurrent	11,760	9,542
Deferred income taxes	9	-

Shareholders’ deficit	(3,090)	(3,975)

Total liabilities and shareholders’ deficit	$17,212	$19,105